EXHIBIT 10.1

THIRD AMENDMENT TO THE
NCR CORPORATION 2011 ECONOMIC PROFIT PLAN

WHEREAS, NCR Corporation (the “Company”) has previously adopted the 2011 NCR Corporation Economic Profit Plan (the “Plan”); and,
WHEREAS, the Compensation and Human Resource Committee of the Board of Directors of the Company (the “Committee”) has the authority to amend the Plan in accordance with Section 7.7 of the Plan; and,
WHEREAS, the Committee amended the Plan effective (i) December 13, 2011 to increase the age of Retirement (as defined under the Plan) from 55 to 62, and (ii) January 24, 2012, to provide that a participant in the Plan may designate a beneficiary to receive payments and benefits under the Plan in the event of the Plan participant’s death; and,
WHEREAS, the Committee has determined that it is in the best interest of the Company to adopt an amendment to the Plan to exclude from the definition of Cash Flow from Operations (as defined in the Plan) (i) extraordinary cash payments made to or under any of the Company’s global defined benefit pension and retirement plans in connection with the Company’s pension strategy to reduce pension liability or increase pension funding (which may include but is not limited to cash payments made in connection with any annuity purchase, plan termination or settlement) and (ii) any other extraordinary items that the Committee determines should be excluded on a case-by-case basis for each Performance Period.
NOW THEREFORE, to be effective beginning with the 2013 Performance Period (as defined in the Plan) the Plan is hereby amended as follows:
1. Section 1.6 is deleted in its entirety and replaced as follows:
1.6. Cash Flow from Operations means net cash provided by operating activities as reported under Generally Accepted Accounting Principles, excluding: (i) extraordinary cash payments made to or under any of the Company’s global defined benefit pension and retirement plans in connection with the Company’s pension strategy to reduce pension liability or increase pension funding (which may include but is not limited to cash payments made in connection with any annuity purchase, plan termination or settlement); and (ii) any other extraordinary items that the Committee determines should be excluded on a case-by-case basis for each Performance Period.
2. Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer certifies that the Compensation and Human Resource Committee of the Board of Directors of the Company has approved this amendment to the Plan effective this 2nd day of October, 2013.

NCR CORPORATION

By:	/s/ Andrea Ledford
Andrea Ledford
Senior Vice President and
Chief Human Resources Officer